SPONSORSHIP AGREEMENT

THIS AGREEMENT, dated for reference September 20, 2010 is made

BETWEEN:

THUNDER MOUNTAIN GOLD INC., a company incorporated pursuant to the laws of the State of Idaho, having an office at 5248 W. Chinden Blvd, Boise, Idaho, USA, 83714

(the "**Company**")

AND:

HAYWOOD SECURITIES INC., of Suite 2000, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6

(the "**Sponsor**")

WHEREAS:

A. The Company has filed an application (the "**Application**") with the TSX Venture Exchange (the "**Exchange**") for the acceptance of the listing (the "**Listing**") of the common shares (the "**Shares**") of the Company on the Exchange pursuant to Exchange Policy 2.3 - Listing Procedures;

B. Under Policy 2.2 - Sponsorship and Sponsorship Requirements (the "**Policy**") of the Exchange, the Company is required to have a sponsor in connection with the Application; and

C. The Company wishes to retain the Sponsor to sponsor the Listing in connection with the Application and the Sponsor is willing to accept the appointment, subject to the terms and conditions of this Agreement.

THE PARTIES to this Agreement therefore agree:

1. DEFINITIONS

1.1 In this Agreement:

(a) "**1934 Act**" means the United States Securities Exchange Act of 1934, as amended;

(b) "**Acts**" means, collectively, the Ontario Act, B.C. Act, and the Alberta Act;

(c) "**Alberta Act**" means the Securities Act (Alberta) and the rules and regulations prescribed thereunder and all policy statements, blanket orders, notices,

directions, instruments and rulings issued by the ASC, all as amended from time to time;

(d) "**Application**" has the meaning set out in Recital A of this Agreement;

(e) "**Approval Date**" means the date the Exchange gives notice that it has accepted for filing all documentation relating to the Application;

(f) "**ASC**" means the Alberta Securities Commission;

(g) "**BCSC**" means the British Columbia Securities Commission;

(h) "**B.C. Act**" means the Securities Act (British Columbia) and the rules and regulations prescribed thereunder and all policy statements, blanket orders, notices, directions, instruments and rulings issued by the BCSC, all as amended from time to time;

(i) "**Commissions**" means the BCSC, ASC and OSC;

(j) "**Disclosure Documents**" means the disclosure documents appropriate for the Listing as determined by the Company and the Sponsor and as may be required by the Exchange;

(k) "**Engagement Letter**" means the engagement letter dated December 14, 2009 between the Company and the Sponsor.

(l) "**Exchange**" means the TSX Venture Exchange;

(m) "**Listing**" has the meaning set out in Recital A of this Agreement;

(n) "**Listing Date**" means the date the Shares are listed on the Exchange;

(o) "**Material Change**" has the meaning given in the Acts;

(p) "**Material Facts**" has the meaning given in the Acts:

(q) "**Ontario Act**" means the Securities Act (Ontario) and the rules and regulations prescribed thereunder and all policy statements, blanket orders, notices, directions, instruments and rulings issued by the OSC, all as amended from time to time;

(r) "**OSC**" means the Ontario Securities Commission;

(s) "**OTC**" means the OTC Bulletin Board;

(t) "**Personal Information Forms**" means Form 2A prescribed under the Rules;

(u) "**Policy**" has the meaning set out in Recital B of this Agreement;

(v) "**Regulatory Authorities**" means the Commissions and the Exchange;

(w) "**Reports**" means any business plans, engineering reports, geological reports, title opinions, technical reports, valuations or similar documents relating to the business of the Company and prepared prior to the Listing Date;

(x) "**Rules**" means the rules of the Exchange, as amended from time to time;

(y) "**SEC**" means the United States Securities and Exchange Commission;

(z) "**Shares**" have the meaning set out in Recital A of this Agreement;

(aa) "**Sponsor**" means Haywood Securities Inc.;

(bb) "**Sponsor Report**" means a final report filed by the Sponsor with the Exchange, in accordance with the Policy and the Rules;

(cc) "**Sponsorship Fee**" has the meaning ascribed to that term in section 3.1(a) of this Agreement; and

(dd) "**Subsidiaries**" means, collectively, Thunder Mountain Resources, Inc. and South Mountain Mines, Inc.

1.2 Unless otherwise indicated, all currency amounts in this Agreement are stated in Canadian dollars.

2. APPOINTMENT OF SPONSOR

2.1 The Company appoints the Sponsor to act as its sponsor and the Sponsor agrees to act as the sponsor of the Company in accordance with the Policy and Rules and subject to the terms of this Agreement.

2.2 The Sponsor will, subject to the Company complying with the terms of this Agreement, file with the Exchange the Sponsor Report at the time and in the form contemplated by the Policy and the Rules. Notwithstanding the foregoing, nothing in this Agreement will oblige the Sponsor to file the Sponsor Report with the Exchange, and the Company acknowledges that, in assessing whether the Company is suitable for listing on the Exchange, the Sponsor must take into account a number of subjective factors, the determination of which is in the sole and unfettered discretion of the Sponsor.

2.3 If the Sponsor determines in its judgment that particular experience or technical expertise is necessary for the Sponsor to carry out its obligations under this Agreement in accordance with the Policy and the Rules, then the Sponsor may, at the Company's expense, engage third party experts to prepare assessment or technical reports relating to the Company and the business of the Company.

2.4 Any engagement of a third party made by the Sponsor pursuant to subsection 2.3 is subject to carrying out the services in full compliance with all applicable securities laws, the responsibility for which rests solely with the Sponsor, and no such engagement will relieve the Sponsor from its obligations under this Agreement.

3. COMPENSATION

3.1 In consideration for the Sponsor providing its services under this Agreement, the Company agrees to:

(a) pay to the Sponsor a cash payment of $25,000 plus applicable taxes (the "**Sponsorship Fee**"); and

(b) issue to the Sponsor 200,000 common shares (the "**Shares**") in the capital of the Company at a deemed price of $0.20 per common share.

3.2 The Sponsor acknowledges receipt of $35,000 from the Company, which will be applied against the Sponsorship Fee and expenses of the Sponsor, and the Shares.

3.3 The amounts paid to the Sponsor under this section are in addition to and not in substitution for any other commission or remuneration payable to the Sponsor by the Company under any other agreement or arrangement and are non-refundable in the event that the Listing is not completed or this Agreement is terminated, unless the termination is the result of a breach of this Agreement by the Sponsor.

4. COMPANY OBLIGATIONS

4.1 The Company, with the assistance of its legal counsel, will draft the Disclosure Documents in form and substance satisfactory to the Sponsor and will file the Disclosure Documents with the Exchange, together with all other required documents, for the purpose of having the Disclosure Documents and the Application accepted for filing by the Exchange.

4.2 The Company will, if it has not already done so, send the following to the Sponsor and its legal counsel:

(a) the draft Disclosure Documents;

(b) Personal Information Forms in the form prescribed by the Exchange for each of the current and proposed directors, officers, promoters and insiders of the Company;

(c) a written consent in a form requested by the Sponsor signed by each of the existing and proposed directors, officers, promoters and insiders of the Company regarding any background checks on such persons to be performed by the Sponsor for which consent is required;

(d) copies of all Reports which are available, in draft if such Reports have not been finalized;

(e) financial statements for the three preceding years of the Company or such shorter period as such parties have been in existence;

(f) copies of all material contracts entered into by the Company; and

(g) all other information, documentation or records reasonably requested of the Company by the Sponsor and its legal counsel.

4.3 The Company will immediately send to the Sponsor and the Sponsor's legal counsel copies of all correspondence and filings to and correspondence from the Regulatory Authorities dated on or before the Listing Date relating to the Application.

5. OPINIONS AND CERTIFICATES

5.1 Prior to the Sponsor signing and filing the Sponsor Report with the Exchange, the Company will deliver or will cause to be delivered the following documents to the Sponsor and its legal counsel:

(a) a certificate of the Company in substantially the form attached to this Agreement as Schedule "A", dated as of such date requested by the Sponsor and signed by the chief executive officer and the chief financial officer of the Company, or by such other officers approved by the Sponsor, certifying certain facts relating to the Company, its affairs and the contents of the Disclosure Documents; and

(b) an opinion of counsel for the Company, acceptable to the Sponsor and its counsel acting reasonably, dated as of such date requested by the Sponsor addressed to the Sponsor and its counsel relating to any legal matter in connection with the Company for which the Sponsor may reasonably request an opinion.

5.2 The Company will also deliver or cause to be delivered any other certificates, comfort letters or opinions in connection with any matter relating to the Application or the Disclosure Documents that are reasonably requested by the Sponsor or its legal counsel.

6. REPRESENTATIONS AND WARRANTIES

6.1 The Company represents and warrants to the Sponsor that:

(a) the Company and its Subsidiaries are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which it they are incorporated and have all requisite corporate power and authority to carry on their respective businesses, as now conducted and as presently proposed to be conducted and to own their respective assets;

(b) the Company and its Subsidiaries are duly registered and licensed to carry on business in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

(c) the Company is the registered and beneficial owner of all of the issued and outstanding shares of the Subsidiaries, and no other person has any right to acquire any issued or unissued shares or securities convertible or exercisable into shares of any of the Subsidiaries;

(d) the authorized capital of the Company consists of an unlimited number of common shares, of which, as of September 8, 2010, 20,783,469 common shares are currently issued and outstanding;

(e) the Disclosure Documents are, and the Company will use its best efforts to ensure that the Disclosure Documents will be upon their completion, true and correct in all material respects;

(f) the common stock of the Company is registered under Section 12(g) of the 1934 Act, the common shares of the Company are quoted on the OTC and the Company is not in default of any of the requirements of the OTC, the 1934 Act or any applicable administrative policies or notices of the SEC thereunder or any other securities regulatory authority having jurisdiction;

(g) the Company is the beneficial owner of its properties, business and assets or its interests in the properties, business or assets referred to in the Disclosure Documents and its public disclosure documents filed with the Regulatory Authorities under the Acts and all agreements by which the Company holds an interest in its property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(h) the Company has full corporate power and authority to enter into this Agreement and to perform its obligations set out herein, and this Agreement has been duly authorized, executed and delivered by the Company and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to laws relating to creditors' rights generally, the availability of equitable remedies and except as rights to indemnity and contribution may be limited by applicable law;

(i) the Company has no subsidiaries other than the Subsidiaries;

(j) the financial statements provided by the Company to the Sponsor have been prepared in accordance with generally accepted accounting principles in the United States and fairly and accurately reflect the financial position of the Company as at the date thereof, and no adverse material change in the financial position of the Company has taken place since the date thereof, save in the ordinary course of the Company's business;

(k) the Company's directors and officers, as disclosed in the Disclosure Documents, have been duly elected or appointed and hold the office indicated in the Disclosure Documents;

(l) neither the Company nor the Subsidiaries have any contingent liabilities out of the ordinary course of business which are of a nature material to it, except as disclosed in the financial statements contained in the Disclosure Documents;

(m) the Company has complied and will comply fully with the requirements of all applicable corporate and securities laws, including, without limitation, the Acts;

(n) the Company is not a party to any actions, suits, proceedings or inquiries pending or threatened against or affecting the Company or any of the Subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which could materially affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened;

(o) no order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to and is outstanding against the Company or its directors, officers or promoters or to any reporting companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened;

(p) this Agreement, the Disclosure Documents, the filing of the Disclosure Documents with the Exchange and all financial statements of the Company contained in the Disclosure Documents have been duly authorized by all necessary corporate action on the part of the Company;

(q) there is not presently, and will not be until the Approval Date, any Material Change or change in any Material Fact relating to the Company which has not been or will not be fully disclosed to the Sponsor;

(r) it has informed the directors and officers of the Company about their ongoing continuing and timely disclosure responsibilities under the Rules and the Acts;

(s) neither the Company nor the Subsidiaries are party to a material contract which is not disclosed in the Disclosure Documents and the material contracts disclosed in the Disclosure Documents constitute valid and binding obligations of the parties thereto, enforceable against each of such parties in accordance with their respective terms except as enforcement may be limited by general principles of equity, applicable bankruptcy, insolvency, preference and reorganization laws and other laws generally affecting the enforcement of creditors' rights and the availability of discretionary judicial remedies;

(t) the completion of the Listing pursuant to the Application does not and will not conflict with or result in a breach of or constitute a default under or result in a violation of, whether after notice or lapse of time or both, any of the terms,

conditions or provisions of the constating documents, by-laws or resolutions of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it is bound or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Company or any of its assets;

(u) the Company is not presently in default in the performance of any covenant or obligation contained in any indenture or other agreement which creates, evidences or secures the indebtedness of the Company;

(v) except as disclosed in the Disclosure Documents, there are no persons, firms or corporations having any agreement or option or any right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any securities of the Company;

(w) there are no agreements with respect to the securities of the Company with the shareholders of the Company not disclosed in the Disclosure Documents; and

(x) the minute books of the Company and the Subsidiaries as provided or make available to the Sponsor or its counsel are true and correct in all material respects and contain all the resolutions of its respective directors and shareholders.

6.2 The Sponsor represents and warrants to the Company that:

(a) it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated, continued or amalgamated;

(b) it is a member in good standing of the Exchange; and

(c) it is qualified to serve as a sponsor pursuant to the Policy and the Rules.

7. TERM AND TERMINATION

7.1 The term of this Agreement will be from the reference date of this Agreement until the Approval Date, unless earlier terminated or unless extended by the parties in accordance with the terms of this Agreement.

7.2 The Sponsor may terminate its obligations under this Agreement by notice in writing to the Company at any time if:

(a) an enquiry or investigation (whether formal or informal) or other proceeding in relation to the Company, or the Company's directors, officers or promoters, is announced, commenced or threatened by an officer or official of any competent authority;

(b) any order to cease, halt or suspend trading (including an order prohibiting communications with persons in order to obtain expressions of interest) in the securities of the Company is made, or proceedings are announced, commenced or

threatened for the making of such order by a competent regulatory authority and that order is still in effect and has not been rescinded, revoked or withdrawn;

(c) the Company is in breach of any material term, condition or covenant of this Agreement;

(d) the Sponsor determines that any of the material representations or warranties made by the Company in this Agreement is false or has become false;

(e) the Sponsor, in its sole and absolute discretion is not satisfied with the results of its due diligence review of the Company or its directors and officers; or

(f) the Sponsor is advised that the Exchange will not accept for filing documentation relating to the Disclosure Documents or documentation relating to the Application.

7.3 The Company acknowledges and agrees that, if the Sponsor terminates this Agreement, then the Sponsor may disclose to the Exchange such information concerning the Company as the Exchange may request including any information which the Company has disclosed to the Sponsor on a privileged or confidential basis.

7.4 The rights of the Sponsor to terminate this Agreement are in addition to such other remedies as it may have in respect of any default, misrepresentation, act or failure of the Company in respect of any of the matters contemplated by this Agreement.

7.5 Notwithstanding any other term hereof, this Agreement will terminate if:

(a) the Sponsor declines to file the Sponsor Report with the Exchange within 90 days of the reference date of this Agreement; or

(b) the Approval Date does not occur within 90 days of the reference date of this Agreement.

8. EXPENSES OF SPONSOR

8.1 The Company will pay all the expenses reasonably incurred by the Sponsor in connection with the services provided by the Sponsor under this Agreement including, without limitation, the fees and expenses of the Sponsor's legal counsel, the fees and expenses of any experts or third parties engaged by the Sponsor, expenses incurred in conducting background checks on the existing or proposed directors, officers and promoters of the Company, fees and expenses of any travel required in the course of the Sponsor's investigations, long distance telephone, courier, photocopying, fax and similar expenses.

8.2 The Company will pay the expenses referred to in the previous subsection even if the Listing is not completed or this Agreement is terminated, unless the termination is the result of a breach of this Agreement by the Sponsor.

8.3 The Sponsor may, from time to time, render accounts for its expenses to the Company for payment on or before the dates set out in the accounts.

8.4 The Company agrees to provide such additional retainers to the Sponsor as may reasonably be requested by the Sponsor from time to time.

9. RIGHT OF FIRST REFUSAL

9.1 The Company will notify the Sponsor of the terms of any further brokered equity financing (or securities convertible into equity) that it requires or proposes to obtain during the 12 months following the Listing Date and the Sponsor will have the right of first refusal to act as lead selling agent in connection with any such financing.

9.2 The right of first refusal described in subsection 9.1 must be exercised by the Sponsor within 10 days following the receipt of the notice referred to in subsections 9.1 by notifying the Company that it will act as lead selling agent on the terms set out in the notice or subject to agreeing to the terms and conditions, as the case may be.

9.3 If the Sponsor fails to give notice within the 10 days that it will act as lead selling agent for such financing upon the terms set out in the notice, then the Company will be free to make other arrangements to obtain financing from another source on the same terms or on terms no less favourable to the Company.

9.4 The right of first refusal will not terminate with respect to any future offerings if, on receipt of any notice from the Company under this section, the Sponsor fails to exercise the right.

9.5 The right of first refusal granted under this section will terminate if the Listing is not completed within the period provided in this Agreement.

10. INDEMNITY

10.1 Prior to the Sponsor executing and filing the Sponsor Report with the Exchange, the Company will deliver to the Sponsor an indemnity in the form attached as Schedule "B" executed by the Company.

10.2 The indemnity provided for in subsection 10.1 will not be limited or otherwise affected by any other indemnity obtained from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

11. CONFIDENTIALITY

The Sponsor will establish reasonable procedures to hold in confidence all information received by it from the Company which has not been generally disclosed to the public and will not knowingly disclose such information, except as required in its opinion, acting reasonably, to discharge its obligations:

(a) under this Agreement; or

(b) under applicable law or regulatory policy.

12. PUBLIC DISCLOSURE

The Company agrees that, subject to applicable law and regulatory policies, no public announcement or press release concerning this Agreement or any other instrument related hereto, or the relationship between the Company and the Sponsor shall be made without prior written consent of the Sponsor, such consent not to be unreasonably withheld.

13. SEVERABILITY

If any provision of this Agreement is found to be illegal or unenforceable, it will be considered separate and severable from this Agreement and the remaining provisions of this Agreement will remain in force and be binding upon the parties as though the illegal or unenforceable provision had never been included.

14. NOTICE

14.1 All notices required to be given under this Agreement must be made in writing and either delivered or sent by electronic transmission to the party to whom notice is to be given at the address below or at such other address designated by that party in writing:

If to the Company:

Thunder Mountain Gold Inc.
5248 W. Chinden Blvd.
Boise, Idaho
USA, 83714

Attention: Eric Jones
Fax: 208-322-5626

with a copy to:

Lang Michener LLP
1500 Royal Centre, 1055 West Georgia Street
PO Box 11117
Vancouver, British Columbia
V6E 4N7

Attention: Michael H. Taylor
Fax: 604-685-7084

and in the case of the Sponsor:

Haywood Securities Inc.
Suite 2000, 400 Burrard Street
Vancouver, British Columbia
V6C 3A6

Attention: Frank Stronach
Fax: 604-697-7174

with a copy to:

McCullough O'Connor Irwin LLP
2610 – 1066 West Hastings Street
Vancouver, British Columbia
V6E 3X1

Attention: David Gunasekera
Fax: 604-687-7099

14.2 Notice will be deemed to have been given at the time of transmission or delivery.

15. TIME

Time is of the essence of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the parties contained in this Agreement will survive the Approval Date for a period of three years and will continue in full force and effect for the benefit of the parties, regardless of any due diligence investigation carried out by or on behalf of any party with respect thereto.

17. LANGUAGE

Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

18. ENUREMENT AND ASSIGNMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other party.

19. HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

20. GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the courts of such province will have jurisdiction over any dispute arising under this Agreement.

21. CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

22. ENTIRE AGREEMENT

This Agreement contains the full agreement of the parties in respect of the subject matter hereof and supercedes and replaces the Engagement Letter.

23. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

THUNDER MOUNTAIN GOLD INC.

ERIC T. JONES

[signature] - CHIEF FINANCIAL OFFICER, SECRETARY & TREASURER

Authorized Signatory

HAYWOOD SECURITIES LTD.

____

Authorized Signatory

23. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

THUNDER MOUNTAIN GOLD INC.

____
Authorized Signatory

HAYWOOD SECURITIES INC.

____
Authorized Signatory

SCHEDULE A

OFFICERS' CERTIFICATE

TO: Haywood Securities Inc.
Suite 2000 - 400 Burrard Street
Vancouver, British Columbia, V6C 3A6

AND TO: McCullough O'Connor Irwin LLP
2610 – 1066 West Hastings Street
Vancouver, British Columbia, V6E 3X1

This certificate is being delivered in connection with the proposed application to the TSX Venture Exchange (the "**Exchange**") for acceptance of the listing of Thunder Mountain Gold Inc. (the "**Company**") on the Exchange and the sponsorship agreement (the "**Sponsorship Agreement**") dated September ___, 2010 entered into between the Company and Haywood Securities Inc. All capitalized terms referred to herein and not otherwise defined shall have the meaning attributed to those terms in the Sponsorship Agreement.

The undersigned, E. James Collord and Eric Todd Jones, acting in our capacities as the Chief Executive Officer and the Chief Financial Officer, respectively, of the Company and not in our personal capacities, hereby certify that the representations and warranties of the Company as set forth in the Sponsorship Agreement are true and correct as of the date of this Officers' Certificate.

DATED at Vancouver, British Columbia, as of the 22 day of September, 2010.

E. James Collord
Chief Executive Officer

Eric Todd Jones
Chief Financial Officer

SCHEDULE "B"

INDEMNITY

In accordance with a sponsorship agreement (the "**Agreement**") dated for reference September 20th, 2010 between Thunder Mountain Gold Inc. (the "**Company**") and Haywood Securities Inc.. (the "**Sponsor**"), the Sponsor is required to prepare and deliver to the TSX Venture Exchange (the "**Exchange**") a sponsor report (the "**Sponsor Report**") in accordance with the policies and rules of the Exchange in connection with the sponsorship of the Company and its application for listing on the Exchange (the "**Application**"). As consideration for the Sponsor preparing and delivering the Sponsor Report to the Exchange, the Company agrees as follows:

1. The Company agrees to indemnify and hold harmless the Sponsor and its affiliates, their respective directors, officers, employees, partners, agents and each other person, if any, controlling the Sponsor or any of its affiliates (collectively including the Sponsor, the "**Indemnified Parties**" and individually, an "**Indemnified Party**"), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising and defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party but not including any amount for lost profits) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the performance of professional services rendered by the Sponsor under the Agreement in preparing the Sponsor Report, or otherwise in connection with the Application.

2. Notwithstanding the foregoing, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were directly caused by the breach of the Sponsorship Agreement by the Sponsor or the negligence, bad faith or wilful misconduct of the Indemnified Party.

3. If for any reason (other than determinations as to any of the events referred to in paragraph 2 of this indemnity) the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold any Indemnified Party harmless, the Company will contribute to the amount paid or payable by the Indemnified Party as a result of such expense, loss, claim, action, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Sponsor or any other Indemnified Party on the other hand, but also the relative fault of the Company, the Sponsor or any other Indemnified Party as well as any relevant equitable considerations; provided that the Company will in any event contribute to the amount or amounts paid or payable by the Sponsor or any other Indemnified Party as a

result of any such expense, loss, claim, action, damage or liability (except for any such expense, loss, claim, action, damage or liability which is determined by a court of competent jurisdiction to have been caused directly by the breach of the Sponsorship Agreement by the Sponsor or the negligence, bad faith or wilful misconduct of the Indemnified Party), the portion of such amount or of the aggregate of such amount that is in excess of the amount of the fees received by the Sponsor under the Agreement.

4. The Company agrees that if: (a) any legal proceeding is brought against the Company or the Sponsor or any other Indemnified Party by any person or entity, including without limitation any governmental commission or regulatory authority, or (b) any stock exchange or other entity having regulatory authority, either domestic or foreign, investigates the Company or the Sponsor or any other Indemnified Party, and the Sponsor or such other Indemnified Party is required to testify in connection therewith or is required to respond to procedures designed to discover information regarding, in connection with, or by reason of the Agreement, the engagement of the Sponsor thereunder or the performance of professional services rendered by the Sponsor thereunder, the Sponsor or such other Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Sponsor for time spent by its, or any of its affiliates, directors, officers, employees, partners or agents (collectively, "**Personnel**") in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith will be paid by the Company as they occur.

5. Promptly after receiving notice of an action, suit, proceeding or claim against the Sponsor or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Sponsor will notify the Company in writing of the particulars thereof, will provide copies of all relevant documentation to it and, unless the Company assumes the defence thereof, will keep the Company advised of the progress thereof and will discuss all significant actions proposed. The omission to so notify the Company will not relieve it of any liability which it may have to the Sponsor or any other Indemnified Party except only to the extent that any such delay in or failure to give notice prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company would otherwise have under this indemnity had the Sponsor or the Indemnified Party not so delayed in or failed to give the notice required.

6. The Company will be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. Upon the Company notifying the Sponsor in writing of its election to assume the defence and retaining counsel, the Company will not be liable to the Sponsor or any other Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence. If such defence is assumed by the Company, it, throughout the course thereof, will provide copies of all relevant documentation to the Sponsor, will keep the Sponsor advised of the progress thereof and will discuss with the Sponsor all significant actions proposed.

7. Notwithstanding the foregoing paragraph, any Indemnified Party will have the right, at the expense of the Company, to employ counsel of such Indemnified Party's choice in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Company; or (ii) the Company has not assumed the defence and employed counsel within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Company or the Indemnified Party has advised the Indemnified Party that representation of the parties by the same counsel would be inappropriate because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Company (in which event and to that extent, the Company will not have the right to assume or direct the defence on the Indemnified Party's behalf) or that there is a conflict of interest between the Company and the Indemnified Party (in which event the Company will not have the right to assume or direct the defence on the Indemnified Party's behalf).

8. No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Company will not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld.

9. The Company hereby acknowledges that the Sponsor acts as trustee for other Indemnified Parties of the covenants of the Company under this indemnity with respect to such persons and the Sponsor agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

10. The Company agrees to waive any right it may have of first requiring any Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity. The indemnity and contribution obligations of the Company hereunder will be in addition to, but not in duplication of, any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Sponsor and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement or any termination of the authorization given by the Agreement, and shall continue for a period of three years after the date of the last of such events to occur.

DATED the 20th day of September, 2010.

THUNDER MOUNTAIN GOLD INC.

[signature]

Authorized Signatory